Exhibit 99.2

NEWS RELEASE

YUMA ENERGY, INC. ANNOUNCES COMPLETION OF MERGER WITH DAVIS PETROLEUM ACQUISITION CORP. AND ENTRY INTO NEW CREDIT FACILITY

HOUSTON, TEXAS – October 26, 2016 – Yuma Energy, Inc. (NYSE MKT: YUMA) (“Yuma”) and privately held Davis Petroleum Acquisition Corp. (“Davis”) jointly announced today that the Davis / Yuma merger was consummated on October 26, 2016 in an all-stock transaction, with Davis becoming a wholly-owned subsidiary of Yuma. Both Yuma and Davis stockholders approved the transaction at special meetings of their respective stockholders on October 26th. The combined company will be led by Sam L. Banks, Yuma’s President and Chief Executive Officer.

As part of the transaction and as previously announced, Yuma reincorporated from California into Delaware, converted each share of its existing Series A Preferred Stock into 35 shares of common stock and implemented a 1-for-20 reverse split of its common stock. Yuma and Davis then completed their merger, under which Yuma issued additional shares of common stock resulting in approximately 61.1% of Yuma’s now outstanding common stock being owned by the former Davis stockholders. Also, in the merger, Yuma issued approximately 1.75 million shares of a new Series D Preferred Stock to former Davis preferred stockholders, which has a conversion price of approximately $11.074 per share, with a liquidation preference of approximately $19.4 million. The Series D Preferred Stock will be paid dividends in the form of additional shares of Series D Preferred Stock at a rate of 7% per annum. The merger is being treated as a tax-deferred reorganization under Section 368(a) of the Internal Revenue Code.

The Company also announced its newly constituted board of directors consisting of Richard K. Stoneburner (non-executive Chairman), Sam L. Banks, James W. Christmas, Frank A. Lodzinski, and new directors Stuart E. Davies, Neeraj Mital and J. Christopher Teets.

Yuma’s President and Chief Executive Officer, Sam L. Banks, said, “We are pleased to have completed the Davis merger and are excited about the future of the combined companies. The combination creates a company with significantly improved cash flows and production with a multiyear inventory of growth opportunities. Our experience in the oil and gas business, combined with our Board of Directors’ knowledge, positions us to achieve significant growth in stockholder value.”

Computershare, the Company’s transfer agent, will mail letters of transmittal to all Yuma and Davis stockholders of record with instructions on how to deliver their stock certificates in connection with Yuma’s reincorporation into Delaware and the Davis merger in order to obtain new certificates. Yuma and Davis stockholders should not surrender their stock certificates until they have completed the letter of transmittal.

Northland Capital Markets, Euro Pacific Capital and ROTH Capital Partners, LLC acted as financial advisors to Yuma in the transaction. Jones & Keller, P.C., Denver, Colorado, was legal counsel to Yuma in the transaction. Porter Hedges LLP, Houston, Texas, was legal counsel to Davis in the transaction.

Credit Agreement

In connection with the Davis merger, on October 26, 2016, Yuma entered into a Credit Agreement providing for a $75.0 million 3-year revolving credit facility (the “Credit Agreement”) with SG Americas Securities, LLC (“SG Americas”) as Lead Arranger and Bookrunner, Société Générale S.A. (“Société Générale”) as Administrative Agent and the lenders party thereto. The Credit Agreement replaces Yuma’s existing credit agreement. The initial borrowing base of the credit facility is $44.0 million, and is subject to redetermination as of January 1, 2017 as well as April 1st and October 1st of each year. All of the obligations under the Credit Agreement, and the guarantee of those obligations, are secured by substantially all of the assets of Yuma and customary financial covenants have been made.

About Yuma Energy, Inc.

Yuma Energy, Inc. is an independent Houston-based exploration and production company focused on acquiring, developing and exploring for conventional and unconventional oil and natural gas resources, primarily in the U.S. Gulf Coast and California. Yuma has employed a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. Yuma's operations are currently focused on onshore properties located in central and southern Louisiana, where it is targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. Its recently acquired company-operated properties in the Davis transaction are conventional fields located onshore in south Louisiana and the upper Texas Gulf Coast, and the newly acquired non-operated properties include Eagle Ford and Eaglebine properties in east Texas. In addition, Yuma has a non-operated position in the Bakken Shale in North Dakota and operated positions in Kern and Santa Barbara Counties in California. Yuma's common stock is traded on the NYSE MKT under the trading symbol "YUMA." For more information about Yuma Energy, Inc., please visit Yuma's website at www.yumaenergyinc.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as "expects," "believes," "intends," "anticipates," "plans," "estimates," "potential," "possible," or "probable" or statements that certain actions, events or results "may," "will," "should," or "could" be taken, occur or be achieved. The forward-looking statements include statements about future operations, estimates of reserve and production volumes, and the anticipated timing for closing the proposed merger. Forward-looking statements are based on current expectations and assumptions and analyses made by Yuma in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to: problems may arise in the integration of the operations of Yuma and Davis; the risks of exploration and production segment of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas); risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; revisions to reserve estimates as a result of changes in commodity prices; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; declines in oil and gas prices; inability of management to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services; unavailability of gathering systems, pipelines and processing facilities; and the possibility that government policies may change. Yuma's annual report on Form 10-K/A for the year ended December 31, 2015, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission ("SEC") filings discuss some of the important risk factors identified that may affect Yuma’s business, results of operations, and financial condition. Yuma undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

 For more information, please contact:

James J. Jacobs
Treasurer and Chief Financial Officer
Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, Texas 77027
Telephone: (713) 968-7000

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